Exhibit 99.1

Off The Hook Yachts Announces Share Buyback Plan

Wilmington, NC — January 8, 2026 — Off The Hook YS Inc. (NYSE: OTH) (“Off the Hook Yachts” or “Off the Hook” or the “Company”), America’s largest buyer and seller of pre-owned boats, today announced that its Board of Directors has authorized a share repurchase program pursuant to which the Company may repurchase up to $1.0 million of its outstanding common stock from time to time. The timing and amount of any repurchases will be determined by the Company’s management at its discretion and may be suspended or discontinued at any time.

“Today’s stock price and market capitalization do not, in management’s view, fully reflect the underlying value of our business, our cash-generation potential, or the long-term opportunity we see ahead,” said Brian John, Chief Executive Officer of Off The Hook Yachts. “We believe we are building a category-defining platform in the pre-owned boat market, powered by technology, inventory expertise, and a growing national footprint. This share repurchase authorization underscores our confidence in the Company’s strategy and our commitment to disciplined capital allocation on behalf of shareholders.”

The Company expects to fund repurchases, if any, from existing cash on hand and future cash flows. Off The Hook will continue to prioritize investments that support profitable growth, including inventory expansion, technology initiatives, and strategic real estate and operational build-outs.

Contacts

Off The Hook YS Inc.

Chad Corbin, Chief Financial Officer

chadcorbin@offthehookys.com

About Off The Hook YS Inc.

Founded in 2012, Off The Hook YS Inc., America’s largest buyer and seller of pre-owned boats, is a vertically integrated marine platform transforming how a market of ~1 million used boats and yachts are bought, sold, and financed across the U.S. annually. The Company’s proprietary AI-powered systems and national acquisition model drive unmatched speed, efficiency, and transparency leading to its acquisition of more than $100 million in boat purchases through 3,500 transactions annually at a 5X inventory turn. With a scalable infrastructure spanning technology, wholesale, brokerage, financing, asset recovery, repair, and support yacht services, Off The Hook is well-positioned to lead the evolving $57 billion marine market. Off The Hook’s vertically integrated businesses includes: Autograph Yacht Group, Azure Funding, Boats & Buyers, and We Buy Boats.

Contact

Investor Relations

ir@offthehookys.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities laws. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, intentions, plans, and the potential execution of the share repurchase program. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update or revise any forward-looking statements, except as required under applicable law.